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                      [LETTERHEAD OF BROWN & BROWN, LLP]



July 21, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

Re: Breakaway Solutions, Inc.



Dear Ladies and Gentlemen:

Brown & Brown, LLP agrees with the statements made by Breakaway Solutions, Inc. in its Registration Statement on Form S-1 in response to Item 304(a) of Regulation S-k, as filed with the Securities and Exchange Commission on the date hereof.


Sincerely,

/s/ Brown & Brown, LLP

Brown & Brown, LLP